ALLIANT ENERGY CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
                                                                           Years Ended December 31,
                                                      -----------------------------------------------------------------
                                                            2002         2001         2000         1999         1998
                                                      -----------------------------------------------------------------
                                                                            (Dollars in thousands)

Income from continuing operations                         $ 76,269     $126,245     $330,915     $154,334     $ 95,437
Income taxes                                                36,108       50,767      226,180      109,337       71,537
                                                      -----------------------------------------------------------------
Income from continuing operations before
 income taxes                                              112,377      177,012      557,095      263,671      166,974
                                                      -----------------------------------------------------------------

Interest expense                                           186,538      185,604      168,149      131,608      123,769
Preferred dividend requirements of
 consolidated subsidiaries (pre-tax basis)                   8,875        9,286       11,210       11,259       11,391
Estimated interest component of rent expense                12,391       11,379       12,135       11,212        8,781
                                                      -----------------------------------------------------------------
Fixed charges as defined                                   207,804      206,269      191,494      154,079      143,941
                                                      -----------------------------------------------------------------

Adjustment for undistributed equity earnings,
 net of distributions                                       (3,731)      (8,684)     (14,397)        (475)        (756)
Adjustment for preferred dividend
 requirements of consolidated subsidiaries
 (pre-tax basis)                                            (8,875)      (9,286)     (11,210)     (11,259)     (11,391)

                                                      -----------------------------------------------------------------
Earnings as defined                                       $307,575     $365,311     $722,982     $406,016     $298,768
                                                      =================================================================

Ratio of Earnings to Fixed Charges (Unaudited) *              1.48         1.77         3.78         2.64         2.08


*   The ratio of earnings to fixed charges calculation in the above table relates to Alliant Energy Corporation's continuing operations. Refer to Note 16 of Alliant Energy Corporation's "Notes to Consolidated Financial
    Statements" in Alliant Energy Corporation's Form 10-K for the annual period ended December 31, 2002 for information related to Alliant Energy Corporation's discontinued operations.